Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205684

RICH UNCLES NNN REIT, INC.

SUPPLEMENT NO. 3 DATED NOVEMBER 29, 2016
TO

PROSPECTUS DATED JUNE 29, 2016 (as supplemented on October 11, 2016 and November 15, 2016)

This Supplement No. 3 is part of the Prospectus of Rich Uncles NNN REIT, Inc., dated June 29, 2016, as supplemented by Supplement No.1 to the Prospectus dated October 11, 2016 and supplement No. 2 dated November 15, 2016. This Supplement No. 3 supplements, modifies or supersedes certain information contained in the Prospectus and should be read in conjunction with the Prospectus, Supplement No. 1 and Supplement No. 2. This Supplement No. 3 will be delivered with the Prospectus, together with Supplement No. 1 and Supplement No. 2. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to Rich Uncles NNN REIT, Inc., or the company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 3 are to provide the following information to residents of the Commonwealth of Virginia:

1.	Amend the “Suitability Standards” section of the Prospectus to add the following:

“•        Virginia — Investors may not invest more than 10% of their liquid net worth in the Company and in other illiquid direct participation programs.”; and

2.	Add item 7. D. of the Subscription Agreement attached as Appendix A to the Prospectus, to provide the following information:

“D. STATE SUITABILITY STANDARDS
The investor is a resident of the Commonwealth of Virginia and is not investing more than 10% of the investor’s liquid net worth in Rich Uncles NNN REIT, Inc. and in other illiquid direct participation programs.”